Exhibit 10.1

GIGAMON INC.

2013 CORPORATE BONUS PLAN

(as amended and restated July 23, 2013)

1. Purposes of the Plan. The Gigamon Inc. 2013 Corporate Bonus Plan (“Plan”) is intended to reward and motivate eligible employees for their contributions to the success of Gigamon Inc. (the “Company”) by aligning the goals of each eligible employee with Company objectives.

2. Effective Date. The Plan replaces or supersedes all previous Company bonus plans and/or MBO practices under which eligible employees were previously eligible, except as specified herein.

3. Performance Period. Employees eligible under the Plan may earn bonuses for a performance period corresponding to the Company’s fiscal year, from January 1 to December 31 (“Bonus Period”). The Administrator may divide the Bonus Period into one or more shorter measurement periods.

4. Eligibility and Determination of Awards.

(a) Eligibility. Employees of the Company and any Company subsidiary that are designated by the Administrator in its discretion will be eligible to participate in the Plan (“Participants”). Participation in the Plan is in the sole discretion of the Administrator, on a Bonus Period by Bonus Period basis.

(b) Determination of Target Awards. The Administrator, in its sole discretion, will establish an individual target bonus payment (“Target Award”), for each Participant, generally a percentage of a Participant’s average annual base salary for the Bonus Period.

(c) Performance Objectives. The Administrator shall have discretion to determine individual and Company performance objectives for each Bonus Period, which may be set forth as an appendix to the Plan or other form as the Administrator shall determine. The Administrator may establish minimum thresholds with respect to performance objectives for each Bonus Period and other conditions (e.g., Company profitability) as conditions to payment under the Plan.

(d) Bonus Pool. Each Bonus Period, the Administrator, in its sole discretion, may establish a bonus pool based on achievement of preestablished Company performance objectives during the Bonus Period, or portion thereof, which may be established before, during or after the applicable Bonus Period. Unless the Administrator determines otherwise, the bonus pool under the Plan will be based on attainment of specified levels of Company revenue and Company operating profit. Actual Awards will be paid from the bonus pool.

(e) Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Administrator may, in its sole discretion and at any time, (i) increase, reduce or eliminate a Participant’s Actual Award, and/or (ii) increase, reduce or eliminate the amount allocated to a bonus pool. The Actual Award may be below, at or above the Target Award, in the Committee’s discretion. The Administrator may determine the amount of any reduction or increase on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

(f) Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Administrator shall, in its sole discretion, determine the performance requirements applicable to any Target Award. The requirements may be on the basis of any factors the Administrator determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. Failure to meet the requirements will result in failure to earn the Target Award, except as provided in Section 4(e).

5. Payment of Awards.

(a) Right to Receive Payment. Each bonus payment (an “Actual Award”) will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(b) Timing of Payment. The Administrator shall have discretion to determine the timing of payments of Actual Awards. Unless determined otherwise by the Administrator, Actual Awards will be paid after the end of the first half and second half of the Bonus Period, by July 31 and February 15, respectively. Unless otherwise determined by the Administrator:

(i) For Participants categorized by the Administrator as executives, senior staff, directors and managers, the first half payment will be paid at 50% of the calculated payout (e.g., 25% of the Target Award at target performance) and the remaining portion of the Participant’s calculated annual Plan payout will be included in the second half payout. No first half payment will be made if aggregate performance is below 100% of target during the first six months.

(ii) For Participants categorized by the Administrator as individual contributors the first half payment will be calculated based on 100% of the calculated payout (e.g., 50% of the Target Award at target performance) and the remaining Portion of the Participant’s calculated annual Plan payout will be included in the second half payout. No first half payment will be made if aggregate performance is below 50% of target during the first six months.

(c) Payment of Actual Awards. Actual Awards will be determined by the Administrator. The Administrator will designate for each Participant a payment range from 0% to up to 200% of their Target Award. The Plan bonus pool will be funded based on achievement of the Company performance goals determined by the Administrator. Participant bonuses will be paid out at the discretion of the Administrator based on Plan funding, a Participant’s Target Award and a Participant’s individual performance. Participants must be employed by the Company as of May 1 and remain continuously employed through June 30 to be eligible for a first half payment and must be employed by the Company by November 1 and remain continuously employed through December 28 to be eligible for a second half payment, and Actual Awards will not be considered earned prior to such dates. Each Actual Award will be paid in cash (or its equivalent) in a single lump sum. Actual Awards will be pro-rated for employees added to the Plan during the Bonus Period. Participants hired after May 1 will receive their Actual Award at the time second half bonus payments are made, pro-rated for their period of service during the year. If a Participant dies or becomes disabled prior to the payment of an Actual Award earned by him or her prior to death or disability for a prior Bonus Period, the Actual Award will be paid to his or her estate or to the Participant, or a beneficiary designated by the Participant pursuant to procedures established by the Administrator, as the case may be.

6. Plan Administration.

(a) Committee is the Administrator. The Plan will be administered by the Compensation Committee of the Company Board of Directors (the “Administrator”). The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors, officers or managers of the Company.

(b) Administrator Authority. The Administrator will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which employees will be granted awards, (ii) prescribe the terms and conditions of awards and to modify such conditions, (iii) interpret the Plan and the awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (v) interpret, amend or revoke any such rules.

(c) Decisions Binding. All determinations and decisions made by the Administrator, the Board, and any delegate of the Administrator pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

7. General Provisions.

(a) Tax Withholding. The Company will withhold all applicable taxes from any Actual Award.

(b) No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company and its affiliates is on an at-will basis only.

(c) Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

(d) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

8. Amendment, Termination, and Duration.

(a) Amendment, Suspension, or Termination. The Administrator, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant.

(b) Duration of Plan. The Plan will commence on the date initially adopted by the Compensation Committee, and subject to Section 8(a) (regarding the Administrator’s right to amend or terminate the Plan), will remain in effect thereafter.

9. Legal Construction.

(a) Governing Law. The Plan and all awards will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(b) Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

(c) Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.